[LETTERHEAD OF LASER ENERGETICS, INC.]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. MOREOVER, THIS NOTE IS NON-NEGOTIABLE AND, AS SUCH, NON-TRANSFERABLE. REGARDLESS OF WHETHER THIS NOTE CONTINUES TO BE NON-NEGOTIABLE OR IS AMENDED TO BE NEGOTIABLE, NO INTEREST IN THIS NOTE MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO
(i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (ii) AN EXEMPTION FROM REGISTRATION UNDER SAID ACT WHERE THE HOLDER HAS FURNISHED TO THE COMPANY AN OPINION OF ITS COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

                             LASER ENERGETICS, INC.

                       NON-NEGOTIABLE 10% PROMISSORY NOTE

$10,000.00                                               As of December 18, 1998
                                                         Mercerville, New Jersey

      FOR VALUE RECEIVED, the undersigned, Laser Energetics, Inc., a Florida corporation (the "Payor"), having its executive office and principal place of business at 4044 Quaker Bridge Road, Mercerville, New Jersey 08619, hereby promises to pay to Robert D. Battis (the "Payee"), on the sooner of(i) receipt of IPO Bridge Monies or (ii) the date of closing of an initial public offering of Common Stock by the Payor (the "Maturity Date"), at the Payee's address as indicated by the records of the Payor or, at such other place as the Payee shall hereafter specify in writing, the principal sum of Ten Thousand Dollars ($10,000.00), in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts.

      1. Interest and Payment.

            1.1. The unpaid principal amount hereof shall bear simple interest from the date hereof at the rate of 10% per annum until the Maturity Date (or until any such earlier date of payment if this Note is prepaid as hereinafter provided).

            1.2. Interest shall be payable on the Maturity Date.

            1.3. In no event shall the Payee be entitled to receive interest, however characterized and including other consideration received in connection with this Note, at an effective rate in excess of the maximum rate permitted by law. In the event that a court of competent jurisdiction shall determine that such amounts paid or agreed to be paid by the Payor in connection with this Note causes the effective interest rate on this Note to exceed the maximum rate permitted by law, such interest or other consideration shall automatically be

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reduced to a rate which results in an effective interest rate under this Note equal to the maximum rate permitted by law over the term hereof, and, in such event, the Payee shall either apply to the reduction of the unpaid principal balance of this Note any amounts received by it deemed to constitute excessive interest or refund such excess to Payor.

      2. Replacement of Note.

            2.1 In case this Note is mutilated, destroyed, lost or stolen, the Payor shall, at its sole expense, execute, register and deliver, a new Note, in exchange and substitution for this Note, if mutilated, or in lieu of and substitution for this Note, if destroyed, lost or stolen. In the case of destruction, loss or theft, the Payee shall furnish to the Payor indemnity reasonably satisfactory to the Payor, and in the case of mutilation, the Payee shall also furnish to the Payor evidence to its reasonable satisfaction of the mutilation, destruction, loss or theft of this Note and of the ownership thereof Any replacement Note so issued shall be in the same outstanding principal amount as this Note and dated the date to which interest shall have been paid on this Note, or if no interest shall have yet been paid, dated the date of this Note.

            2.2. Every Note issued pursuant to the provisions of Section 2.1 hereof in substitution for this Note shall constitute an additional contractual obligation of the Payor, whether or not this Note shall be found at any time, or be enforceable by anyone.

      3. Prepayment. At the option of the Payor, this Note may be prepaid in whole at any time, or in part from time to time, without penalty or premium. Each partial prepayment of this Note shall first be applied to interest accrued through the date of prepayment and then to principal.

      4. Events of Default. If any of the following conditions events or acts shall occur:

            4.1. The dissolution of the Payor or any vote in favor thereof by the Board of Directors and shareholders of the Company; or

            4.2. The Payor's insolvency, assignment for the benefit of creditors, application for or appointment of a receiver, filing of a voluntary or involuntary petition under any provision of the Federal Bankruptcy Code or amendments thereto or any other federal or state statute affording relief to debtors; or there shall be commenced against the Payor any such proceeding or filed against the Payor any such application or petition which proceeding, application or petition is not dismissed or withdrawn within thirty (30) days of commencement or filing as the case may be; or

            4.3. The failure by the Payor to make any payment of any amount of principal on, or accrued interest under, this Note, which failure shall continue for a period of five (5) days, as and when the same shall become due and payable; or

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            4.4.The admission in writing of the Payor's inability to pay its debts as they mature.

      5. Suits for Enforcement and Remedies. If any one or more defaults shall occur and be continuing, the Payee may proceed to protect and enforce such Payee's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the Payee of this Note. No right or remedy herein or in any other agreement or instrument conferred upon the holder of this
Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

      6. Unconditional Obligation: Fees, Waivers, Other.

            6.1. The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

            6.2. If the Payee shall institute any action to enforce the collection of any amount of principal of and/or interest on this Note, there shall be immediately due and payable from the Payor, in addition to the then unpaid sum of this Note, all reasonable costs and expenses incurred by the Payee in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements, except in the event the action by Payee is not meritorious.

            6.3. No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver, nor as an acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

            6.4. This Note may not be modified except by a writing duly executed by the Payor and the Payee.

            6.5. The Payor hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing herein, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times which the Payee had or is existing as security for any amount called for hereunder.

            6.6. The Payor shall bear all of its expenses, including attorneys' fees incurred in connection with the preparation of this Note.

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      7. Restriction on Transfer. By its acceptance of this Note, the Payee acknowledges that this Note is non-negotiable and, as such, non-transferable and has not been registered under the securities laws of the United States of America or any state thereof and represents that this Note has been acquired for investment and, even if subsequently amended to be negotiable, no interest in this Note may be offered for sale, sold, delivered after sale, transferred, pledged, or hypothecated in the absence of registration and qualification of this Note under applicable federal and state securities laws or an opinion of counsel of the Payee reasonably satisfactory to the Payor that such registration and qualification are not required.

      8. Initial Public Offering. The Payor agrees that the Payee shall have the right to subscribe for a minimum of such number of shares as may be purchased at the initial public offering price using the proceeds of the principal and interest due on the Maturity Date under this Note. The Payor will use its best efforts to make available such additional shares as may be requested by the Payee.

      9. Miscellaneous.

            9.1. The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

            9.2. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the address of the intended recipient as indicated by the records of the Payor or at such other address as the intended recipient shall have hereafter given to the other party hereto pursuant to the provisions hereof

            9.3. This Note and the obligations of the Payor and the rights of the Payee shall be governed by and construed in accordance with the laws of the State of New Jersey with respect to contracts made and to be fully performed therein.

            9.4. This Note shall bind the Payor and its successors and assigns.

                                                 LASER ENERGETICS, INC.


                                                 By: /s/ Robert D. Battis
                                                     ---------------------------
                                                     Robert D. Battis


                                                 WITNESS: /s/ DAVID J. LIEBERMAN
                                                          ----------------------
                                                          DAVID J. LIEBERMAN


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